Exhibit 5.1

September 12, 2024

Legal Opinion of General Counsel of SAP SE

Registration Statement on Form S-8 Relating to the Ordinary Shares, Without Nominal Value, Represented by American Depositary Shares Evidenced by American Depositary Receipts to be Issued Outside of a Plan Upon Settlement of Restricted Stock Units Granted Under the WalkMe Ltd. 2021 Share Incentive Plan

I am the General Counsel of SAP SE, a European Company (Societas Europaea, or “SE”). SAP SE is organized in the Federal Republic of Germany under German and European Law (the “Company”).

Pursuant to the Agreement and Plan of Merger, dated as of June 4, 2024, as amended, by and among the Company, WalkMe Ltd., a company organized under the laws of the State of Israel (“WalkMe”), and Hummingbird Acquisition Corp Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub merged with and into WalkMe, with WalkMe surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, certain outstanding restricted stock units issued by WalkMe under the WalkMe Ltd. 2021 Share Incentive Plan will be converted into restricted RSUs of post-Merger WalkMe (the “Converted RSUs”).

This opinion is given in connection with the filing by the Company on September 12, 2024 with the U.S. Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) with respect to up to 280,000 Ordinary Shares of the Company (“Ordinary Shares”) represented by American Depositary Shares (“ADSs”) and evidenced by American Depositary Receipts (“ADRs”), each ADS representing one Ordinary Share to be issued outside of a plan upon settlement of the Converted RSUs, pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

In connection therewith, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Articles of Incorporation (Satzung) of the Company (the “Articles”), (iii) a copy of an electronic excerpt with respect to the Company from the commercial register at the local court (Amtsgericht) in Mannheim, (iv) the resolutions adopted by the Executive Board of the Company on May 24, 2024 (the “Resolutions”) approving the Merger and related matters, (v) the form of a letter agreement between the Company and each holder of the Converted RSUs (the “Conversion Agreement”), (vi) Amended and Restated Deposit Agreement dated as of November 25, 2009, by and among SAP SE, Deutsche Bank Trust Company Americas as Depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder, as amended by Amendment No. 1 dated March 18, 2016 to the Amended and Restated Deposit Agreement, (vii) the WalkMe Ltd. 2021 Share Incentive Plan (the “Plan”), and (viii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that the Ordinary Shares to be issued upon settlement of the Converted RSUs and represented by ADSs as evidenced by ADRs, will be, when issued in accordance with the Articles, the Plan, the Conversion Agreement, the Resolutions and applicable law, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the Federal Republic of Germany, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered to you solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose or by any other person or entity without my express prior written permission.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours,

/s/ Gabriel Harnier
Gabriel Harnier
General Counsel
SAP SE